Item 77Q.1(a)(i)

Amendment No. 4
to the
Amended and Restated Agreement of Limited Partnership

Federated Core Trust II, L.P.
a Delaware Limited Partnership

This Agreement of Limited Partnership is amended as follows, effective February 17, 2005:

A.	Strike subsection y, Series, of Section 3, Definitions,
of Article I Names and Definitions, and substitute in its place the follows:

(y)	"Series" shall refer to the Emerging Markets Fixed
Income Core Fund, Mortgage Core Fund, Capital
Appreciation Core Fund and Federated Market Plus Fund and to each series of Interests established and designated in the future under or in accordance with the provisions of Article III and shall mean an entity such as that described in Section 18(f)(2) of the 1940 Act, and subject to Rule 18f-2 thereunder.

       IN WITNESS WHEREOF, the parties named below have executed this Partnership Agreement as of the 17th day of February, 2005.

Federated Private Asset Management, Inc., as General
Partner


By:	/s/ John W. McGonigle
	Name:  John W. McGonigle
	Title:  Executive Vice President

	DIRECTORS of the Partnership, solely in their capacity as such and not as partners:

/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh